Exhibit 99.1

BANKUNITED APPROVES RAJINDER P. SINGH

TO ITS BOARD OF DIRECTORS

Rajinder P. Singh to replace founding board member John Bohlsen who is stepping down

Miami Lakes, Fla. July 2, 2013 — BankUnited, Inc. (NYSE: BKU) announced today that John Bohlsen, who has served on the board since the company’s inception in 2009, resigned as a director of the company effective July 1, 2013.  Mr. Bohlsen’s decision is for personal reasons.  “I look forward to continuing my commitment to BankUnited in my new role within the company,” said Mr. Bohlsen.

In addition, in accordance with the terms of his previously disclosed employment agreements which ended on July 1, 2013, Mr. Bohlsen is stepping down as Chief Lending Officer of BankUnited, Inc. and Vice Chairman and Chief Lending Officer of BankUnited, N.A. and will continue to serve the company on and after July 1, 2013 as senior advisor to the chairman of the board of directors.

BankUnited, Inc.’s Chairman, President and CEO John A. Kanas said, “We are truly appreciative of John’s valuable advice over the past four years.  We will miss having his presence on our board, but are pleased that he has agreed to continue in a senior advisor capacity.”

The Board has approved Rajinder P. Singh to be a director of the company to fill the vacancy created by Mr. Bohlsen’s resignation from the board.  Mr. Singh is currently the Chief Operating Officer of BankUnited, Inc. and BankUnited, N.A.

About BankUnited

BankUnited, Inc. is a $12.7 billion asset bank holding company.  Its subsidiary, BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida operated 97 branches in 15 Florida counties and 2 branches in the New York metropolitan area at March 31, 2013.

Contact:

Corporate Communications:

Mary Harris

305-817-8117

MHarris@BankUnited.com